Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Fortress Investment Group LLC for the registration of Class A Shares, Preferred Shares, Depositary Shares, Warrants, Subscription Rights, Purchase Contracts and Purchase Units and to the incorporation by reference therein of our report dated March 25, 2008, with respect to the consolidated and combined financial statements of Fortress Investment Group LLC (prior to January 17, 2007, Fortress Operating Group) included in Fortress Investment Group LLC’s Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

New York, New York September 23, 2008	/s/ Ernst & Young LLP